BARNWELL INDUSTRIES, INC.	P R E S S RELEASE 1100 Alakea Street, Suite 2900 Honolulu, Hawaii 96813 Telephone (808) 531-8400 Fax (808) 531-7181 Website: www.brninc.com

CONTACT:                                   Alexander C. Kinzler
President and Chief Operating Officer

Russell M. Gifford
Executive Vice President and Chief Financial Officer
Tel:  (808) 531-8400

BARNWELL INDUSTRIES, INC. REPORTS
YEAR-END AND FOURTH QUARTER EARNINGS

HONOLULU, HAWAII, December 16, 2015 -- Barnwell Industries, Inc. (NYSE-MKT: BRN) today reported net earnings of $1,263,000, $0.15 per share, for the year ended September 30, 2015, as compared to net earnings of $672,000 ($0.08 per share) for the year ended September 30, 2014.  For the quarter ended September 30, 2015, Barnwell reported net earnings of $2,776,000, $0.34 per share, as compared to net earnings of $2,162,000, $0.26 per share, for the quarter ended September 30, 2014.

Mr. Morton H. Kinzler, Chairman and Chief Executive Officer of Barnwell, commented, "The net earnings for the year ended September 30, 2015 were due in part to a $6,217,000 gain, before taxes, on the sale of the Company's principal oil and natural gas property located in the Dunvegan and Belloy areas of Alberta, Canada.  Barnwell's share of the sales price was approximately $14,162,000.  Approximately 50% of the proceeds are being held in escrow for the Canadian tax authorities until tax clearances are obtained and the precise timing of the release of these funds cannot be determined.
"This sale has provided the Company additional liquidity.  At September 30, 2015 Barnwell had cash and cash equivalents of $8,471,000 and current restricted cash of $7,458,000 with working capital totaling $15,675,000, even after utilizing $4,800,000 of the sales proceeds to repay our Canadian debt in full.  Also, as a result of the sale, our Canadian credit facility borrowing capacity was reduced to $747,000.
"Our oil and natural gas segment turned from an operating profit of $5,416,000 in fiscal 2014 to an operating loss of $366,000 in fiscal 2015 due largely to lower prices received for oil and natural gas products and lower production.  Oil and natural gas prices both decreased 42% and natural gas liquids prices decreased 61% from fiscal 2014 to fiscal 2015.
"Our land investment segment saw its operating profit increase from $636,000 in fiscal 2014 to $3,244,000 in fiscal 2015 due to a significant increase in the number of lots sold by the developer of Increment I of Kaupulehu, from three lots in fiscal 2014 to 17 lots in fiscal 2015.  Also positively impacting our earnings was the equity in income from affiliates which increased by $2,062,000 from equity in a loss of $482,000 in fiscal 2014 to equity in income of $1,580,000 in fiscal 2015 due to the above-mentioned increase in lot sales and an increase in the affiliates' profit recognition under percentage-of-completion accounting due to additional development expenditures during the current period.  Equity in income from affiliates had no impact on our cash position.
         "General and administrative expenses increased $525,000 in fiscal 2015 as compared to fiscal 2014 due to a $752,000 increase in foreign currency transaction losses due to the repayment of debt during 2015, a $584,000 decrease in expense reimbursements from joint venture partners and a $240,000 decrease in share-based compensation benefits, partially offset by a $608,000 decrease in compensation costs, a $156,000 decrease in professional services and a $203,000 decrease in rent and moving expenses."

The information contained in this press release contains "forward-looking statements," within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  A forward-looking statement is one which is based on current expectations of future events or conditions and does not relate to historical or current facts.  These statements include various estimates, forecasts, projections of Barnwell's future performance, statements of Barnwell's plans and objectives, and other similar statements.  Forward-looking statements include phrases such as "expects," "anticipates," "intends," "plans," "believes," "predicts," "estimates," "assumes," "projects," "may," "will," "will be," "should," or similar expressions.  Although Barnwell believes that its current expectations are based on reasonable assumptions, it cannot assure that the expectations contained in such forward-looking statements will be achieved.  Forward-looking statements involve risks, uncertainties and assumptions which could cause actual results to differ materially from those contained in such statements.  The risks, uncertainties and other factors that might cause actual results to differ materially from Barnwell's expectations are set forth in the "Forward-Looking Statements," "Risk Factors" and other sections of Barnwell's annual report on Form 10-K for the last fiscal year and Barnwell's other filings with the Securities and Exchange Commission.  Investors should not place undue reliance on the forward-looking statements contained in this press release, as they speak only as of the date of this press release, and Barnwell expressly disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statements contained herein.

COMPARATIVE OPERATING RESULTS
		(Unaudited)

	Year ended		Three months ended
	September 30,		September 30,
	2015	2014	2015	2014

Revenues	$17,533,000	$31,445,000	$3,078,000	$9,553,000

Net earnings	$1,263,000	$672,000	$2,776,000	$2,162,000

Earnings per share – basic	$0.15	$0.08	$0.34	$0.26
diluted	$0.15	$0.08	$0.34	$0.26

Weighted-average shares and
equivalent shares outstanding -
basic	8,277,160	8,277,160	8,277,160	8,277,160
diluted	8,277,160	8,278,292	8,277,160	8,277,160